Exhibit 10.2

EXECUTION VERSION

U.S. $40,000,000,000

TERM LOAN CREDIT AGREEMENT

Dated as of October 22, 2016

Among

AT&T INC.

as Borrower

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

JPMORGAN CHASE BANK, N.A.

as Agent

JPMORGAN CHASE BANK, N.A. and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.

as Syndication Agent

-i-

-ii-

Schedules

Schedule I	-	Commitments

Schedule 5.02(a)	-	Existing Liens

Exhibits

Exhibit A	-	Form of Note

Exhibit B-1	-	Form of Notice of Borrowing

Exhibit B-2	-	Form of Notice of Continuation/Conversion

Exhibit C	-	Form of Assignment and Assumption

Exhibit D	-	Form of Opinion of In-House Counsel for the Borrower

Exhibit E	-	Non-U.S. Lender Form

-iii-

TERM LOAN CREDIT AGREEMENT

Dated as of October 22, 2016

AT&T Inc., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof (the “Initial Lenders”), and JPMorgan Chase Bank, N.A., as agent (in such capacity, the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquiror Material Adverse Effect” means “Parent Material Adverse Effect,” as defined in the Acquisition Agreement.

“Acquisition” means the acquisition by the Borrower by merger of the Target pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of October 22, 2016, by and among Time Warner Inc., AT&T Inc. and West Merger Sub, Inc.

“Acquisition Agreement Representations” means those representations and warranties made by the Target with respect to the Target in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower (or its applicable Subsidiary) has the right to terminate its obligation to consummate the Acquisition under the Acquisition Agreement or the right not to consummate the Acquisition pursuant to the Acquisition Agreement as a result of a breach of such representations and warranties.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means a Tranche 1 Advance or a Tranche 2 Advance, as appropriate.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 15% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise; provided, however, that with respect to the Agent or any Lender, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person.

“Agent” has the meaning specified in the preamble hereto.

“Agent’s Account” means (a) the account of the Agent maintained by the Agent at JPMorgan Chase Bank, N.A., Account No. 9008113381H4032, Attention: Loan & Agency or (b) such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.

“Agent Parties” has the meaning specified in Section 8.02(d)(ii).

“Agreement” means this Term Loan Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the applicable Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances
Level 1 A2 / A / A or higher	0.750%	0.000%
Level 2 A- / A3 / A-	1.000%	0.000%
Level 3 BBB+ / Baa1 / BBB+	1.125%	0.125%
Level 4 BBB/Baa2/BBB	1.250%	0.250%
Level 5 Lower than Level 4	1.500%	0.500%

; provided that the Applicable Margin set forth above shall increase for each Level by an additional 0.25% on the date that is 90 days after the Closing Date and every 90 days thereafter.

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below under the heading “Applicable Percentage”:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
Level 1 A2 / A / A or higher	0.070%
Level 2 A- / A3 / A-	0.090%
Level 3 BBB+ / Baa1 / BBB+	0.100%
Level 4 BBB/Baa2/BBB	0.125%
Level 5 Lower than Level 4	0.175%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Asset Sale” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property of the Borrower or any of its Subsidiaries, including any loss of or damage to, or any condemnation or other taking of, any such property, except Excluded Asset Sales.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Audited Financial Statements” means the Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2015, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)	the rate of interest announced publicly by JPMorgan Chase in New York, New York, from time to time, as its prime rate;

(b)	1/2 of one percent per annum above the Federal Funds Rate; and

(c)	the ICE Benchmark Administration Limited Settlement Rate (or the successor thereto if ICE Benchmark Administration Limited is no longer making such a rate available) applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 A.M. London time on such day); provided that if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Board of Directors” shall mean the governing body of a corporation, limited liability company or equivalent business organization.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type and Class made by each of the Lenders pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Class” when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Tranche 1 Advances or Tranche 2 Advances. When used in reference to any Commitment, “Class” refers to whether such Commitment is a Tranche 1 Commitment or a Tranche 2 Commitment.

“Closing Date” means the first date all the conditions precedent in Section 3.02 are satisfied or waived in accordance with Section 8.01.

“Commitment” means the Tranche 1 Commitments and the Tranche 2 Commitments.

“Commitment Fees” has the meaning set forth in Section 2.03(a).

“Commitment Termination Date” means October 23, 2017; provided that to the extent that pursuant to Section 8.2 of the Acquisition Agreement (as of the date thereof) the “Termination Date” (as defined therein) is extended to a date (or dates) on or before April 22, 2018 (each such date, an “Extended Termination Date”), the Commitment Termination Date shall be automatically extended to the date that is one day after such Extended Termination Date, which date shall be no later than April 23, 2018 (and the Borrower shall provide prompt written notice of such extension to the Agent, but such notice shall not be a condition to such automatic extension).

“Communications” has the meaning specified in Section 8.02(d)(ii).

“Confidential Information” means information that is furnished to the Agent or any Lender by or on behalf of the Borrower, but does not include any such information that is or becomes generally available to the public (other than as a result of a violation of this Agreement).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income of such Person for such period adjusted to exclude the effects of (a) gains or losses from discontinued operations, (b) any extraordinary or other non-recurring non-cash gains or losses (including non-cash restructuring charges), (c) accounting changes including any changes to Accounting Standards Codification 715 (or any subsequently adopted standards relating to pension and postretirement benefits) adopted by the Financial Accounting Standards Board after the date hereof, (d) interest expense, (e) income tax expense or benefit, (f) depreciation, amortization and other non-cash charges (including actuarial gains or losses from pension and postretirement plans), (g) interest income, (h) equity income and losses, and (i) other non-operating income or expense. For the purpose of calculating Consolidated EBITDA for any Person for any period, if during such period such Person or any Subsidiary of such Person shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period. “Material Acquisition” means any acquisition or series of related acquisitions that involves consideration (including non-cash consideration) with a fair market value, as of the date of the closing thereof, in excess of $10,000,000,000. “Material Disposition” means any disposition of property or series of related dispositions of property that involves consideration (including non-cash consideration) with a fair market value, as of the date of the closing thereof, in excess of $1,000,000,000.

“Consolidated Net Income” means, for any Person for any period, the net income of such Person and its Consolidated Subsidiaries, determined on a Consolidated basis for such period in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08, 2.09 or 2.12.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantees by such Person of Debt of others.

“Debt Issuance” means the borrowing, issuance or other incurrence of Debt for borrowed money (including New Term Loans, hybrid securities and debt securities convertible into equity), in each case, by the Borrower or any of its Subsidiaries, except Excluded Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.18(c), at any time, any Lender that, at such time (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances, on the date required to be funded by it hereunder, (b) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent or the Borrower (based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder), to confirm in a manner reasonably satisfactory to the Agent and the Borrower that it will comply with its funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender upon receipt of such confirmation by, in form and substance reasonably acceptable to, the Agent and the Borrower, (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated

its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action, or (e) shall generally not pay its debts as those debts come due or shall admit in writing its inability to pay its debts or shall become insolvent; provided that a Lender shall not be a Defaulting Lender solely by virtue of the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Duration Fee” means with respect to any Lender, as of any date of determination, the amount equal to (a) the Duration Percentage in effect on such date of determination, times (b) the outstanding principal amount of such Lender’s Advances on such date of determination.

“Duration Percentage” means as of any day set forth below, the rate set forth below under the heading “Duration Percentage” opposite such day:

Day after Closing Date:	Duration Percentage
90th day	0.50%
180th day	0.75%
270th day	1.00%

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any (i) Lender, Affiliate of a Lender or Approved Fund and (ii) bank, financial institution or other institutional lender that meets the requirements to be an assignee under Section 8.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.06(b)(iii)).

“Equity Issuance” means the issuance of any equity interest (including equity-linked securities) of the Borrower or any of its Subsidiaries to any Person except (a) issuances as consideration for the Acquisition or any other acquisition, (b) issuances pursuant to any employee stock plans and retirement plans or issued as compensation to officers and/or non-employee directors, (c) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by Persons other than the Borrower or its Subsidiaries under applicable Law, (d) issuances to the Borrower or any of its Subsidiaries or in the case of any non-wholly owned Subsidiary pro rata to its equity holders or on a more than pro rata basis to the Borrower or its Subsidiaries and (e) other equity issuances (including issuances of preferred stock of the Borrower) in an aggregate amount up to $5,000,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average of the rate per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided that if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. If the Reuters Screen LIBOR01 Page (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurodollar Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Asset Sale” means (a) the unwinding of hedging arrangements, (b) the sale or other disposition of accounts receivable as part of collection or as part of any factoring, financing or similar transaction (including any Receivables Securitization), (c) the sale or other disposition of inventory or assets to the Borrower or any of its Subsidiaries, (d) any sale or other disposition of assets in the ordinary course of business (as reasonably determined in good faith by the Borrower), (e) any sale or other disposition of assets pursuant to a contract or arrangement in effect as of the date hereof and (f) any other sale or other disposition of assets the Net Cash Proceeds of which do not exceed $1,000,000,000 in any single transaction or series of related transactions.

“Excluded Debt” means (a) intercompany Debt among the Borrower and its Subsidiaries or among Subsidiaries of the Borrower, (b) credit extensions under the Existing Credit Agreement (or any revolving facility entered into to refinance or replace the Existing Credit Agreement) up to the existing commitments thereunder, (c) commercial paper issuances and refinancings thereof, (d) ordinary course letter of credit facilities, overdraft protection and short term working capital facilities, ordinary course foreign credit facilities (including the renewal, replacement or refinancing thereof), factoring arrangements, capital leases, financial leases, hedging and cash management, (e) purchase money and equipment financings and similar obligations, (f) any Debt incurred to refinance any Debt outstanding on the date hereof (or Debt that was incurred to refinance such Debt), including through an exchange offer, together in each case with accrued and unpaid interest and any expenses, costs, premiums or other amounts payable in connection with such refinancings, (g) any Debt incurred in connection with a financing based on accounts receivable (including any Receivables Securitization) and (h) other Debt (excluding any Permanent Financing) in an aggregate principal amount up to $5,000,000,000.

“Existing Credit Agreement” means the $12,000,000,000 Amended and Restated Credit Agreement, dated as of December 11, 2015, among the Borrower, the lenders parties thereto and Citibank, N.A., as administrative agent, as such credit agreement may be amended from time to time.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as in effect on the date hereof, (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means that certain syndication and fee letter, dated as of the date hereof, between the Arrangers and the Borrower.

“Fitch” means Fitch, Inc.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Indemnified Costs” has the meaning specified in Section 7.08.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Initial Lenders” has the meaning specified in the preamble hereto.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months as the

Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)	the Borrower may not select any Interest Period with respect to any Class that ends after the Maturity Date for such applicable Class;

(b)	Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)	whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)	whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“IRS” has the meaning specified in Section 2.14(f)(i).

“JPMorgan Chase” means JPMorgan Chase Bank, N.A.

“Lender Appointment Period” has the meaning specified in Section 7.06.

“Lenders” means the Initial Lenders, and each Person that shall become a party hereto pursuant to Section 8.06.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, properties, assets, liabilities, business or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the material rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its payment obligations under this Agreement or any Note.

“Material Subsidiary” means, at any time, any Subsidiary of the Borrower, the assets of which represent 5% or more of Net Tangible Assets.

“Maturity Date” means the date that is 364 days after the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the aggregate amount of all cash (which term, for the purpose of this paragraph (a), shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such Asset Sale, including property insurance or condemnation proceeds paid on account of any loss of or damage to, or any condemnation or other taking of, any property, net of (i) all attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and survey costs, title insurance premiums, and related search and recording charges, commissions, title and recording tax expenses and other fees and expenses incurred in connection therewith, (ii) all taxes paid or estimated to be payable as a result thereof, (iii) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Borrower or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Sale, and (v) the amount of any reserves established by the Borrower or any of its Subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, estimated to be payable in connection with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); provided that such Net Cash Proceeds of Asset Sale shall not include proceeds of any Asset Sale received (x) to the extent reinvested (or committed to be reinvested) in other assets used or useful in the business of the Borrower or any of its Subsidiaries (including any investments and acquisitions) within one year of receipt of such proceeds by the Borrower or any of its Subsidiaries or (y) by a Subsidiary of the Borrower not organized in the United States to the extent repatriation of such proceeds would or may result in adverse tax consequences to the Borrower or any of its Subsidiaries or would be prohibited by applicable law; and

(b) with respect to any Equity Issuance or Debt Issuance, the aggregate amount of all cash proceeds received (including in escrow) in respect of such Equity Issuance or Debt Issuance, net of all attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and other fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof.

“Net Debt for Borrowed Money” of any Person means (a) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person minus (b) the amount by which the sum of (i) 100% of unrestricted cash and cash equivalents held by the Borrower and its Subsidiaries in the United States (it being understood and agreed that any proceeds of any Permanent Financing held or placed into escrow shall be deemed to be unrestricted for purposes of this definition), and funds available on demand by the Borrower and its Subsidiaries in the United States (including but not limited to time deposits), and (ii) 65% of unrestricted cash and cash equivalents held by the Borrower and its Subsidiaries outside of the United States, exceeds $2,000,000,000 in the aggregate. For the avoidance of doubt, any cash and cash equivalents held by the Borrower and its Subsidiaries outside of the United States shall not be considered “restricted” solely as a result of the repatriation of such cash and cash equivalents being subject to any legal limitation or otherwise resulting in adverse tax consequences to the Borrower or any of its Subsidiaries.

“Net Tangible Assets” means, at any date, with respect to the Borrower, the total assets appearing on the most recently prepared Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter of the Borrower for which such balance sheet is available, prepared in accordance with GAAP, less (a) all current liabilities as shown on such balance sheet and (b) the value (net of any applicable reserves), as shown on such balance sheet of (i) all trade names, trademarks, licenses, patents, copyrights and goodwill, (ii) organizational costs and (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized), as adjusted in good faith by the Borrower to give pro forma effect to any Material Acquisition or Material Disposition occurring after the end of such fiscal quarter.

“New Term Loan Commitments” means the aggregate amount of commitments in respect of New Term Loans (provided the fully documented conditions to availability and drawing of such New Term Loans are no more restrictive taken as a whole to the Borrower than the conditions to availability and drawing of the Advances).

“New Term Loans” means up to $10,000,000,000 of term loans to be borrowed by the Borrower or any of its Subsidiaries under a senior unsecured term loan facility for purposes of financing the Transactions.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 8.01 and (ii) has been approved by the Required Lenders.

“Non-U.S. Lender” has the meaning specified in Section 2.14(f)(i).

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Other Connection Taxes” means, with respect to any Lender or Agent, taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such tax (other than connections arising solely from such Person having executed, delivered, become a party to, performed obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or the Notes or any other documents to be delivered hereunder, or sold or assigned an interest in any such documents).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Participant Register” has the meaning specified in Section 8.06(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as it may be amended or otherwise modified from time to time.

“Permanent Financings” means the issuance by the Borrower of unsecured debt securities and/or the borrowing of term loans (or, at the Borrower’s option, issuance of equity or other securities) in connection with financing the Transactions (other than the Advances hereunder).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) any interest or title of a lessor or sublessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased or subleased; (f) Liens that are contractual rights of set-off generally; (g) licenses, sublicenses, leases or subleases of intellectual property granted to Persons who are not Affiliates of the Borrower in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries; and (h) Liens on deposit or securities accounts arising solely by virtue of any statutory or common law provisions or ordinary course contractual provisions, in each case, relating to banker’s Liens, rights of set-off or similar rights and remedies for account and transaction fees and other amounts due to the depository institution or securities intermediary where any deposit, securities or brokerage accounts are maintained so long as the amounts subject to such Liens do not secure Debt.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 8.02(d)(i).

“Process Agent” has the meaning specified in Section 8.09(c).

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and Applicable Percentage shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P, Moody’s and Fitch fall within different levels, the Applicable Margin and Applicable Percentage shall be based upon the highest rating, unless the lowest of such ratings is more than one level below the highest of such ratings, in which case the Applicable Margin and Applicable Percentage shall be based upon the rating that is one level above the lowest of such ratings; (d) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; provided that if, at any time between the Effective Date and the Closing Date, any of S&P, Moody’s or Fitch provides a written, publicly released indicative or expected (or similar) rating giving effect to the Transactions, then such indicative or expected (or similar) rating shall be treated as a change in such rating effective as of the date on which such indicative or expected (or similar) rating is provided by the applicable rating agency; and (e) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

“Quarterly Financial Statements” means the Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2016, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the six-month period then ended.

“Receivables Securitization” means sales of accounts receivable of the Borrower or any of its Subsidiaries in connection with agreements for limited recourse or non-recourse sales by the Borrower or Subsidiary for cash; provided that (a) any such agreement is of a type and on terms customary for comparable transactions in the good faith judgment of the Board of Directors of the Borrower or Subsidiary and (b) such agreement does not create any interest in any asset other than accounts receivable (and property securing or otherwise supporting accounts receivable), proceeds of the foregoing and accounts into which such proceeds are paid or held.

“Reference Banks” means JPMorgan Chase and Bank of America, N.A.

“Register” has the meaning specified in Section 8.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments, provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Advances or Commitments, as applicable, of such Lender at such time.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Default” means any Default or Event of Default under Section 6.01(a) or 6.01(e).

“Specified Representations” means the representations and warranties in Sections 4.01(a)(i), 4.01(b) (other than clause (iii)(B) thereof, and limited in the case of clause (iii)(C) thereof to contracts with respect to Debt of the Borrower or its Subsidiaries in an outstanding principal amount in excess of the Threshold Amount), 4.01(c), 4.01(d), 4.01(g), 4.01(h) and, solely with respect to the use of the proceeds of the Advances, 4.01(i).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Target” means Time Warner Inc.

“Target Material Adverse Effect” means “Company Material Adverse Effect,” as defined in the Acquisition Agreement.

“Taxes” has the meaning specified in Section 2.14(a).

“Telco” has the meaning specified in Section 5.02(a)(vi).

“Threshold Amount” means $750,000,000 or, if higher, the cross default threshold, judgment threshold or ERISA threshold, as applicable, then set forth in the Existing Credit Agreement (or any credit agreement refinancing thereof), but in no event exceeding $2,000,000,000.

“Tranche 1 Advance” means an advance by a Lender pursuant to its Tranche 1 Commitment to the Borrower as part of a Borrowing.

“Tranche 1 Commitment” means, with respect to any Lender (a) the Dollar amount set forth under the caption “Tranche 1 Commitments” opposite such Lender’s name on Schedule I hereto or (b) if such Lender has entered into any Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.06(c), in each case, as such amount may be reduced pursuant to Section 2.04 or Section 2.06. As of the Effective Date, the aggregate amount of the Tranche 1 Commitments is $30,000,000,000.

“Tranche 2 Advance” means an advance by a Lender pursuant to its Tranche 2 Commitment to the Borrower as part of a Borrowing.

“Tranche 2 Commitment” means, with respect to any Lender (a) the Dollar amount set forth under the caption “Tranche 2 Commitments” opposite such Lender’s name on Schedule I hereto or (b) if such Lender has entered into any Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.06(c), in each case, as such amount may be reduced pursuant to Section 2.04 or Section 2.06. As of the Effective Date, the aggregate amount of the Tranche 2 Commitments is $10,000,000,000.

“Transactions” means the effectiveness of the Acquisition, the refinancing of debt contemplated by the Acquisition Agreement or otherwise required in connection with the Acquisition, the making of the Advances hereunder, the payment of fees and expenses in connection therewith and the other transactions contemplated hereby or related thereto.

“Type” refers to a Base Rate Advance or a Eurodollar Rate Advance.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Audited Financial Statements (“GAAP”); provided that whether a lease constitutes a capital lease or an operating lease shall be determined based on GAAP as in effect on the date hereof, notwithstanding any modification or interpretative change thereto after the date hereof (including without giving effect to any treatment of leases under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect)), and provided further that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary thereof at “fair value”, as defined therein and (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01 The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, (a) to make a Tranche 1 Advance to the Borrower on the Closing Date in an amount not to exceed such Lender’s Tranche 1 Commitment immediately prior to the making of the Tranche 1 Advance and (b) to make a Tranche 2 Advance to the Borrower on the Closing Date in an amount not to exceed such Lender’s Tranche 2 Commitment immediately prior to the making of the Tranche 2 Advance. Each Borrowing shall consist of Advances of the same Type and Class made simultaneously by the Lenders ratably according to their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02 Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or (y) 12:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type and Class of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than 12 separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03 Fees.

(a) Commitment Fee. The Borrower shall pay to the Agent for the account of each Lender commitment fees (the “Commitment Fees”) on the daily average undrawn Commitment of such Lender, accruing during the period from the date that is 60 days after the Effective Date and ending on the earlier of (x) the date of termination of the Commitments and (y) the Closing Date, at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears on the last Business Day of each March, June, September and December and on the earliest of (1) the Commitment Termination Date, (2) the Closing Date and (3) the date all Commitments have been terminated. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to Commitment Fees accruing with respect to its Commitment during such period pursuant to this Section 2.03(a).

(b) Duration Fee. On each of the 90th, 180th and 270th days after the Closing Date, the Borrower agrees to pay to the Agent for the account of each Lender a Duration Fee.

(c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

(d) Other Fees. The Borrower also agrees to pay to the Agent, the Arrangers and the Lenders the other applicable fees respectively required to be paid to them in the amounts and the times set forth in the Fee Letter.

Section 2.04 Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of any Class of Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

Section 2.05 Repayment of Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders of each Class of Advances the aggregate outstanding principal amount of the Advances under such Class on the Maturity Date.

Section 2.06 Commitment Termination and Mandatory Prepayments

(a) Unless previously terminated, the Commitments shall terminate on the first to occur of (i)(x) the consummation of the Acquisition without the borrowing of the Advances or (y) in the event that an overdraft is made prior to the borrowing of the Advances for the sole purpose of financing the Transactions that will be refinanced with the Advances, 5:00 P.M., New York City time, on the Business Day after the consummation of the Acquisition without the borrowing of the Advances, (ii) the valid termination of the Acquisition Agreement in accordance with its terms and (iii) the Commitment Termination Date.

(b) In the event that the Borrower or any of its Subsidiaries receives (i) any Net Cash Proceeds (including, with respect to a Debt Issuance or an Equity Issuance, into escrow) arising from any Debt Issuance, Equity Issuance or Asset Sale or (ii) any New Term Loan Commitments, in each case, on or after the Effective Date, then the Borrower shall reduce the Commitments or prepay the Advances, as set forth in Section 2.06(c), in an amount equal to 100% of such Net Cash Proceeds or such New Term Loan Commitments, as applicable, not later than three Business Days following such receipt by the Borrower or such Subsidiary of such Net Cash Proceeds or such New Term Loan Commitments, as applicable; provided that, notwithstanding the foregoing, the first $5,000,000,000 of Net Cash Proceeds received from Asset Sales by the Borrower and its Subsidiaries as a whole shall be excluded from the requirements of this Section 2.06(b). The Borrower shall promptly, within three Business Days (in the case of prepayment of Advances) or on the date of (in the case of a reduction of Commitments), notify the Agent upon the receipt by the Borrower or such Subsidiary of any such Net Cash Proceeds or any such New Term Loan Commitments, and the Agent will promptly notify each Lender of its receipt of each such notice.

(c) Net Cash Proceeds and New Term Loan Commitments referred to in clause (b) of this Section 2.06 shall, on the date specified in such paragraph, (i) if received prior to the Closing Date, result in a permanent ratable reduction of the applicable Class of Commitments by the amount of such Net Cash Proceeds or such New Term Loan Commitments, as applicable, and (ii) if received on or after the Closing Date, be applied to the prepayment of the applicable Class of Advances in the amount of such Net Cash Proceeds or such New Term Loan Commitments, as applicable. All Commitment reductions or mandatory prepayments (a) in respect of any Debt Issuance (other than New Term Loans) or any Equity Issuance shall be applied first to Tranche 1 Advances and Tranche 1 Commitments and second to Tranche 2 Advances and Tranche 2 Commitments, (b) in respect of any New Term Loan Commitments or any New Term Loans shall be applied first to Tranche 2 Advances and Tranche 2 Commitments and second to Tranche 1 Advances and Tranche 1 Commitments, and (c) in respect of any Asset Sale shall be applied to Tranche 1 Advances and Tranche 1 Commitments and/or Tranche 2 Advances and Tranche 2 Commitments as directed by the Borrower. Each prepayment of Advances pursuant to this Section 2.06 shall be applied to the applicable Class of Advances of the Lenders in accordance with their respective pro rata shares.

Section 2.07 Interest on Advances

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such

Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent shall, and upon the occurrence and during the continuance of any other Event of Default, the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (A) the unpaid principal amount of each Advance, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (B) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder by the Borrower that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

Section 2.08 Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice (i) to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (a)(ii) and (ii) to the Borrower the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii) (it being understood that the Agent shall not be required to disclose to any party hereto (other than the Borrower) any information regarding any Reference Bank or any rate provided by such Reference Bank in accordance with the definition of “Eurodollar Rate”, including, without limitation, whether a Reference Bank has provided a rate or the rate provided by any individual Reference Bank). Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London interbank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances made to it in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances; provided, that the Borrower may direct the Agent in the applicable Notice of Borrowing to continue Eurodollar Rate Advances as successive Interest Periods of the same duration until the Borrower shall give the Agent written notice at least five Business Days prior to the end of an Interest Period in the form of Exhibit B-2 that, as of the end of such Interest Period, the applicable Eurodollar Rate Advances shall Convert into Base Rate Advances or shall be continued as Eurodollar Rate Advances having an Interest Period as so notified.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f) If Reuters Screen LIBOR01 Page is unavailable and no Reference Bank furnishes timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Section 2.09 Optional Conversion of Advances. The Borrower of any Advance may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into

Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

Section 2.10 Optional Prepayments of Advances. The Borrower may at any time or from time to time voluntarily prepay Advances in whole or in part without premium or penalty, upon notice to the Agent (i) at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and (ii) not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, stating the proposed date and aggregate principal amount of the prepayment; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c). On the prepayment date, the Borrower shall prepay the principal amount specified in the prepayment notice, together with accrued interest to the date of such prepayment on the principal amount prepaid.

Section 2.11 Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, continuing, converting to, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.11(a) and Section 2.11(b) any such increased costs resulting from (i) Taxes or taxes described in clauses (w) – (z) of the definition of Taxes, imposed on or with respect to any payment made by or on behalf of the Borrower, or Other Taxes (as to which Section 2.14 shall govern) and (ii) Other Connection Taxes that are imposed on or measured by overall net income, or that are franchise taxes or branch profits taxes), then the Borrower shall, from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation or other entity controlling such

Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, this Section 2.11(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

Section 2.12 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder (a) each Eurodollar Rate Advance will automatically, upon such demand, be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.13 Payments and Computations. (a) The Borrower shall make each payment hereunder, without counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or ticking fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the

Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of ticking fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or ticking fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or ticking fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

Section 2.14 Taxes. (a) Any and all payments by or on behalf of the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities, including any interest, additions to tax or penalties applicable with respect thereto, excluding, in the case of each Lender and the Agent, (v) taxes imposed on overall net income, branch profits taxes, franchise taxes imposed in lieu of net income taxes and other similar taxes, in each case by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, branch profits taxes, franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, or by any other jurisdiction with respect to which the Lender or the Agent, as the case may be, has a present or former connection (other than connections arising from such Person having executed, delivered, become a party to, performed obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or the Notes or any other documents to be delivered hereunder, or sold or assigned an interest in any such documents), (w) taxes that are attributable to a Lender’s failure to comply with the requirements of paragraph (f) of this Section, (x) United States federal withholding taxes imposed on amounts payable to such Lender on the date such Lender becomes a party to this Agreement, or changes its Applicable Lending Office except to the extent that such Lender or its assignor (if any) was entitled, at the time of the change in Applicable Lending Office (or assignment) to receive additional amounts from the Borrower pursuant to this paragraph, (y) any United States withholding taxes imposed pursuant to FATCA and (z) any interest, additions to tax or penalties applicable to such excluded taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent are required by law to be deducted or withheld, (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made and (ii) if the Borrower is the withholding agent under applicable law, the Borrower shall make such deductions and shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder except any such taxes that are Other Connection Taxes imposed with respect to any assignment (other than an assignment pursuant to Section 2.14(g)) (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes by the Borrower, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(e) Each Lender shall indemnify the Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any governmental authority that are attributable to such Lender and that are payable or paid by the Agent in good faith, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Agent makes written demand therefor. Notwithstanding anything to the contrary, nothing in this Section 2.14(e) shall affect the Lender’s rights with respect to the Borrower pursuant to this Agreement or the Notes.

(f) (i) (A) Each Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed originals of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. (B) Each Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Agent, whichever of the following is applicable: (w) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (i) with respect to payments of interest under this Agreement and the Notes, two properly completed and duly signed originals of U.S. Internal Revenue Service (“IRS”) Form W-8BEN-E (or any subsequent versions thereof or successors thereto) establishing an exemption from or reduction of, U.S. federal withholding tax pursuant to an “interest” article of such tax treaty, and (ii) with respect to any other applicable payments under this Agreement and the Notes, IRS Form W-8BEN-E (or any subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty, (x) two properly completed and duly signed originals of IRS Form W-8ECI (or any subsequent versions thereof or successors thereto); (y) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and two properly completed and duly signed originals of IRS Form W-8BEN-E (or any subsequent versions thereof or successors thereto), (z) to the extent the Non-U.S. Lender is not the beneficial owner, two properly completed and signed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, provided that if a Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct or indirect partner. Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding tax, in each case, duly completed and signed together with such supplementary documentation as may be prescribed by applicable requirements of law which permits the Borrower and/or the Agent to determine any withholdings or deductions required to be made. Forms referred to in this Section 2.14(f)(i) shall be delivered by each Lender on or before the date it becomes a party to this Agreement and from time to time thereafter upon the request of the Borrower or the Agent. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower and the Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Lender shall not be required to deliver any form pursuant to this Section that such Lender is not legally able to deliver or would materially prejudice the commercial position of such Lender.

(ii) If a payment made to a Lender hereunder would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), FATCA shall include any amendments to FATCA after the date hereof.

(g) Any Lender claiming any additional amounts payable pursuant to Section 2.11 or this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender; provided, however, that if any such Lender fails to change the jurisdiction of its Applicable Lending Office to a jurisdiction with respect to which no additional amounts are owed under this Section 2.14 within of 30 days of receiving such a request from the Borrower, the Borrower may replace such Lender in accordance with Section 2.19.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any amount as to which it has been indemnified pursuant to this Section 2.14 (including additional amounts paid pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the amounts giving rise to such refund), net of all out-of-pocket expenses (including any taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 2.14(h), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.14(h) if such payment would place such indemnified party in a less favorable position (on a net after-tax basis) than such indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed, and the indemnification payments or additional amounts with respect to such tax had never been paid. This Section 2.14(h) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the indemnifying party or any other Person.

Section 2.15 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Sections 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.16 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender. Each Lender that receives a Note pursuant to this Section 2.16 agrees that, upon the earlier of the termination or expiration of this Agreement, such Lender will return such Note to the Borrower.

(b) The Register maintained by the Agent pursuant to Section 8.06(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type and Class of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.17 Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for financing the Transactions (or refinancing any overdrafts made prior to the borrowing of the Advances for sole purpose of financing the Transactions).

Section 2.18 Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, any payment by the Borrower for the account of a Defaulting Lender under this Agreement shall not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Agent in a segregated non-interest bearing account until the earlier of the date the Defaulting Lender is no longer a Defaulting Lender or the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Agent or if no such funding has been requested, to be held by the Agent as cash collateral to fund future Advances by such Defaulting Lender; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination or expiration of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.18, performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.18. The rights and remedies against a Defaulting Lender under this Section 2.18 are in addition to any other rights and remedies which the Borrower, the Agent or any Lender may have against such Defaulting Lender.

(c) If the Borrower and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be funded and held on a pro rata basis by the Lenders in accordance with their pro rata share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.19 Replacement of Lenders. If (a) any Lender requests compensation under Section 2.11, (b) the Borrower is required to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14 or (c) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort and so long as no Default is continuing, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.06), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 8.06;

(ii) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts then payable to it hereunder (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments after the date of such assignment;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied (or waived in accordance with Section 8.01):

(a) The Agent’s receipt of the following, each properly executed by a duly authorized officer of the Borrower (where applicable), each dated as of the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date):

(i) (x) executed counterparts of this Agreement signed on behalf of each party hereto or (y) written evidence (which may include electronic transmission of a signed signature page of this Agreement) that each party hereto has signed a counterpart of this Agreement;

(ii) certified copies of resolutions or other action of the Board of Directors of the Borrower, incumbency certificates and/or other certificates of the Secretary or Assistant Secretary of the Borrower establishing the identities of and verifying the authority and capacity of each officer thereof authorized to sign this Agreement and the Notes; and

(iii) certified copies of the Borrower’s organizational documents and certificate of good standing in the Borrower’s jurisdiction of incorporation.

(b) All costs, fees, expenses to the extent invoiced at least one day prior to the Effective Date and the fees payable pursuant to Section 2.03 to the Arrangers, the Agent or the Lenders shall have been paid on or prior to the Effective Date, in each case, to the extent required by this Agreement to be paid on or prior to the Effective Date.

(c) To the extent reasonably requested reasonably in advance of the Effective Date by any of the Agent, the Arrangers or the Lenders, the Agent shall have received, prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Promptly upon the occurrence thereof, the Agent shall notify the Borrower and the Lenders as to the Effective Date, and such notice shall be conclusive and binding. Delivery by any Lender or the Agent of an executed signature page to this Agreement shall be conclusive evidence that such Person has determined the conditions to the Effective Date have been met for purposes of this Section 3.01.

Section 3.02 Conditions Precedent to Closing Date. The obligation of each Lender to make an Advance shall be subject to all of the following conditions precedent having been satisfied (or waived in accordance with Section 8.01) on or before the Commitment Termination Date:

(a) The Effective Date shall have occurred.

(b) (i) The Acquisition shall have been, or substantially concurrently with the funding of the Advances shall be, consummated in accordance with the terms of the Acquisition Agreement (as may be amended, supplemented or otherwise modified pursuant to subclause (ii)) and (ii) no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified, and no consent by the Borrower or any of its Subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that, (w)(i) any increase in the non-cash portion of the purchase consideration and (ii) any decrease in the non-cash portion of the purchase consideration equal to or less than 10% of the purchase consideration shall in each case be deemed not materially adverse to the Lenders, (x) any decrease in the cash portion of the purchase consideration for the Acquisition shall be deemed not materially adverse to the Lenders so long as it shall have been allocated to reduce the Commitments in an amount equal to such reduction in the cash portion of the purchase consideration and (y) any increase or decrease in the cash portion of the purchase consideration equal to or less than 10% of the purchase consideration shall be deemed not materially adverse to the Lenders. The Agent shall have received from the Borrower certified copies of the Acquisition Agreement and all amendments, modifications, waivers and consents, if applicable, under the Acquisition Agreement.

(c) Except as set forth in the corresponding sections or subsections of the Company Disclosure Letter (as defined in the Acquisition Agreement) (it being understood that any disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of the Acquisition Agreement to which it corresponds in number and each other section or subsection of the Acquisition Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in the Company Reports (as defined in the Acquisition Agreement) filed on or after January 1, 2016 and prior to the date of the Acquisition Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Company Reports that are cautionary, predictive or forward looking in nature), since December 31, 2015 there shall not have been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be likely to have a Target Material Adverse Effect.

(d) The Arrangers shall have received (i) audited consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Borrower and its Subsidiaries for the last three full fiscal years ended at least 75 days prior to the Closing Date, and unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, comprehensive income and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarterly interim period or periods ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year) (other than the last fiscal quarter of any fiscal year), which shall have been reviewed by the independent accountants for the Borrower as provided in Statement of Auditing Standards No. 100, and prepared in accordance with the requirements of Form 10-K and 10-Q under the Securities Act and under Regulation S-X under the Securities Act (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the Borrower of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period); and (ii) to the extent as would be required by Rule 3-05 and Article 11 of Regulation S-X if the Permanent Financings were registered on Form S-1 under the Securities Act on the Closing Date, (A) audited consolidated annual balance sheets and related statements of income, comprehensive income and cash flows of the Target, as well as unaudited interim consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Target (which shall have been reviewed by the independent accountants for the Target as provided in Statement of Auditing Standards No. 100) and prepared in accordance with GAAP (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the Target of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period) and (B) pro forma financial statements of the Borrower reflecting the Transactions, which meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to registration statements on Form S-1, in each case in all material respects.

(e) All costs, fees, expenses (including legal fees and expenses) to the extent invoiced at least three Business Days prior to the Closing Date and the fees payable pursuant to Section 2.03 to the Arrangers, the Agent or the Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required by this Agreement to be paid on or prior to the Closing Date.

(f) The Agent shall have received (i) a customary legal opinion of the Senior Executive Vice President and General Counsel or Vice President, Associate General Counsel and Assistant Secretary of the Borrower substantially in the form of Exhibit D hereto and (ii) a customary legal opinion of Simpson Thacher & Bartlett LLP, special New York counsel to the Agent, as to the enforceability of this Agreement and the Notes.

(g) The Agent shall have received an officer’s certificate dated as of the Closing Date from the Borrower that there has been no change to the matters previously certified pursuant to Sections 3.01(a)(ii) and (iii) (or otherwise providing updates to such certifications) and that the conditions set forth in Sections 3.02(b) and (h) have been satisfied as of the Closing Date.

(h) (i) There shall exist no Specified Default and (ii) each of the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (except Acquisition Agreement Representations and Specified Representations that are qualified by materiality, which shall be true and correct), in each case at the time of, and after giving effect to, the making of the Advances on the Closing Date.

(i) The Agent shall have received a Notice of Borrowing in accordance with Section 2.02(a).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties. The Borrower represents and warrants as of the Effective Date and as of the Closing Date as follows:

(a) The Borrower is (i) a corporation duly organized and validly existing and (ii) in good standing under the laws of its jurisdiction of organization.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes, and the borrowing of the Advances hereunder on the Closing Date, (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene (A) the Borrower’s charter or by-laws, (B) any material law applicable to the Borrower in any material respect or (C) any material contractual restriction binding on or affecting the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

(d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e) (i) The Audited Financial Statements, accompanied by an opinion of Ernst & Young LLP, independent public accountants (or other independent public accountants of national standing), and the Quarterly Financial Statements, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects, subject, in the case of said Quarterly Financial Statements, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. (ii) Except as set forth in the corresponding sections or subsections of the Parent Disclosure Letter (as defined in the Acquisition Agreement) (it being understood that any disclosure set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of the Acquisition Agreement to which it corresponds in number and each other section or subsection of the Acquisition Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in all forms, statements, certifications, reports and documents filed or furnished by the Borrower with or to the SEC pursuant to the Exchange Act or the Securities Act on or after January 1, 2016 and prior to the date of the Acquisition Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such forms, statements, certifications, reports and documents that are cautionary, predictive or forward looking in nature), since December 31, 2015, there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be likely to have an Acquiror Material Adverse Effect.

(f) There is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is not disclosed in a filing by the Borrower with the Securities and Exchange Commission and would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) that are subject to a restriction on sale, pledge, or disposal under this Agreement will be represented by margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) (i) None of the Borrower or any of the Borrower’s Subsidiaries is a Person that is, or is owned or controlled by Persons that are the subject or target of any Sanctions; (ii) the Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower with Anti-Corruption Laws, and (iii) the Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(j) The Borrower is not an EEA Financial Institution.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include,

without limitation, compliance with ERISA and the PATRIOT Act, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all federal and other material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its material property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure (including through captive insurance subsidiaries) to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence and its material rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise, or in the case of any Subsidiary its corporate existence, if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or such Subsidiary.

(e) Visitation Rights. At any reasonable time and from time to time during normal business hours, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and, upon execution of a confidentiality agreement, to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of the officers or directors of the Borrower and with their independent certified public accountants, provided, however, that examination of the records and books of account of the Borrower or any of its Subsidiaries shall occur only at times when an Advance shall be outstanding.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(h) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 40 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles (it being understood that the certification provided by the chief financial officer in compliance with the Sarbanes-Oxley Act is acceptable for this purpose) and prepare and deliver a certificate of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 (it being understood that the only certification regarding pro forma adjustments included in such calculation shall be that the adjustments are reasonable good faith estimates prepared on the basis of information available as of the date that such pro forma adjustments are determined), provided that in the event of any change since the date hereof in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall provide the financial information required for the determination of compliance with Section 5.03 based on GAAP in effect as of the date hereof;

(ii) as soon as available and in any event within 75 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by Ernst & Young LLP or other independent public accountants of national standing to the effect that such Consolidated financial statements fairly present its financial condition and results of operations on a Consolidated basis in accordance with generally accepted accounting principles consistently applied and prepare and deliver a certificate of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 (it being understood that the only certification regarding pro forma adjustments included in such calculation shall be that the adjustments are reasonable good faith estimates prepared on the basis of information available as of the date that such pro forma adjustments are determined), provided that in the event of any change since the date hereof in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall provide the financial information required for the determination of compliance with Section 5.03 based on GAAP in effect as of the date hereof;

(iii) as soon as possible and in any event within five Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) if Advances are outstanding and if such are not available on the Internet at www.att.com, www.sec.gov or another website designated by the Borrower, promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) prompt notice of the commencement of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request of a material nature that may reasonably relate to the condition (financial or otherwise), operations, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.

Reports and financial statements required to be furnished by the Borrower pursuant to clauses (i), (ii) and (iv) of this subsection (h) shall be deemed to have been furnished on the earlier of (A) the date on which such reports and financial statements are posted on the Internet at www.sec.gov or (B) the date on which the Borrower posts such reports, or reports containing such financial statements, on its website on the Internet at www.att.com or at such other website identified by the Borrower in a notice to the Agent and the Lenders and that is accessible by the Lenders without charge; provided that the Lenders shall be deemed to have received the information specified in clauses (i), (ii) and (iv) of this subsection (h) on the date (x) such information is posted at the website of the Agent identified from time to time by the Agent to the Lenders and the Borrower and (y) such posting is notified to the Lenders (it being understood that the Borrower shall have satisfied the timing obligations imposed by those clauses as of the earliest date such information is posted on the Internet at www.sec.gov or the website referred to in clause (B) above).

Section 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower shall not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary of the Borrower in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment (including capital leases), or

Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii) the Liens existing on the date hereof and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

(v) Liens securing Debt incurred by the Borrower or its Subsidiaries in connection with a financing based on accounts receivable (including any Receivables Securitization),

(vi) Liens on assets of a Subsidiary that is a regulated telephone company (a “Telco”) that, pursuant to the public debt indenture(s) of such Telco, are created upon the merger or conveyance or sale of all or substantially all of the assets of such Telco,

(vii) Liens on real property securing Debt and other obligations in an aggregate principal amount not to exceed $1,000,000,000 at any time outstanding,

(viii) other Liens securing Debt and other obligations in an aggregate principal amount not to exceed at any time outstanding ten percent of Net Tangible Assets, and

(ix) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b) Mergers, Etc. Merge or consolidate with or into, or, directly or indirectly, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

(d) Sanctions and Anti-Corruption. Request any Borrowing, nor directly or to its knowledge indirectly use the proceeds of any Borrowing, in each case (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) in any manner that would result in the violation of any Sanctions applicable to the Borrower or its Subsidiaries or, to the knowledge of the Borrower, any other party hereto.

Section 5.03 Financial Covenant. Beginning on the last day of the first full fiscal quarter ending after the Closing Date, the Borrower will maintain, as of the last day of each fiscal quarter, a ratio of Net Debt for Borrowed Money to Consolidated EBITDA of the Borrower and its Subsidiaries for the four quarters then ended of not more than 3.5 to 1.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Failure to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or to make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement applicable to it contained in Sections 5.01(d), (e) or (h), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement (other than those referred to in clauses (a) and (c)(i) above) contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) (i) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or net amount of at least the Threshold Amount in the aggregate (but excluding Debt owing by the Borrower outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, that, (x) the Debt subject of clause (ii) or (iii) above shall not include Debt of a Person that is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or that becomes a Subsidiary of the Borrower for a period of 90 days after the date that such Debt becomes Debt of the Borrower or any of its Subsidiaries and (y) clauses (ii) and (iii) above shall not apply to any prepayment, redemption, repurchase or defeasance required to be made as a result of the obligor of such Debt making a voluntary notice of prepayment, voluntary notice of redemption, voluntary notice of repurchase, voluntary notice of defeasance or taking similar action with comparable effect; or

(e) The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Final and non-appealable judgments or orders for the payment of money in excess of the Threshold Amount in the aggregate shall be rendered against the Borrower or any of its Subsidiaries, 30 days shall have passed since such judgment became final and non-appealable and enforcement proceedings shall have been commenced by any creditor upon such judgment or order; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than due to retirement, death or disability) to constitute a majority of the Board of Directors of the Borrower (except to the extent that such individuals were replaced by individuals (x) elected by 66-2/3% of the members of the Board of Directors of the Borrower or (y) nominated for election by a majority of the members of the Board of Directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower); or

(h) The Borrower or any ERISA Affiliate shall fail to satisfy minimum funding requirements under Section 412 of the Internal Revenue Code or Section 302 of ERISA to any Plan, or apply for a waiver of such requirements, and such failure could reasonably be expected to subject the Borrower or any of its Subsidiaries to any liabilities in the aggregate in excess of the Threshold Amount;

then the Agent (i) at any time prior to the Closing Date during which an Event of Default pursuant to Section 6.01(a) has occurred and is continuing, shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) at any time following the making of the Advances on the Closing Date during which any Event of Default has occurred and is continuing, shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable by the Borrower under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, notwithstanding anything in clauses (i) and (ii) to the contrary, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENT

Section 7.01 Authorization and Authority. Each Lender hereby irrevocably appoints JPMorgan Chase to act on its behalf as the Agent hereunder and under the Notes and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 7.02 Agent Individually. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03 Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any information memorandum provided to prospective investors during syndication of the Advances (if any), (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

Section 7.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and such Lender shall not have made available to the Agent such Lender’s ratable portion of the applicable Borrowing. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.

Section 7.06 Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders and the Borrower. At any time when the Agent or its Affiliate is a Defaulting Lender, the Required Lenders may, and upon the request of the Borrower shall, remove the Agent by giving notice to the Agent. Upon receipt or giving of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the

Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 7.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder.

Section 7.08 Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting its obligation to do so), ratably according to the respective principal amounts of the Advances then owed to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.08 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

Section 7.09 Other Agents. Each Lender hereby acknowledges that neither the syndication agent, the documentation agents nor any other Lender designated as any “Agent” on the signature pages hereof (other than the Agent) has any liability hereunder other than in its capacity as a Lender.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall: (a) waive any of the conditions specified in Section 3.01 without the written consent of all Lenders, (b) increase or extend the Commitment of any Lender without the written consent of such Lender, (c) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder without the written consent of all Lenders directly affected thereby, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder without the written consent of all Lenders directly affected thereby, (e) change the definition of “Required Lenders”, or the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder without the written consent of all Lenders or (f) amend this Section 8.01 without the written consent of all Lenders; and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding the foregoing or any other provision of this Agreement, in the event that the terms of this Agreement are required to be modified as specified in the applicable provisions of the Fee Letter, then this Agreement shall be deemed modified (to the extent not adverse to the Lenders) in accordance therewith, effective immediately upon written notice thereof being given by the Agent to the Borrower and the Lenders and without requiring any other action to be taken hereunder.

(b) Any term or provision of this Section 8.01 to the contrary notwithstanding, if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of this Agreement, then the Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Lenders shall have received prior written notice thereof and the Agent shall not have received, within two Business Days of the date of its delivery to the Lenders of such notice, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 8.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, to it at 208 S. Akard Street, 18th Floor, Dallas, Texas 75202, Attention: Assistant Treasurer (Telephone No. (214) 757-4681; Email: gg5478@att.com) with a copy to Attention: Vice President, Associate General Counsel and Assistant Secretary – Securities (Telephone No.: (214) 757-3344; Email: ww0118@att.com);

(ii) if to the Agent, to it at 500 Stanton Christiana Road, NCC5, Floor 01 Newark, DE, 19713-2107, United States, Attention of James Campbell (Facsimile No. 302-634-1417; Email: James.X.Campbell@chase.com); and

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Agent pursuant to this Agreement or the transactions contemplated herein which is distributed to the Agent any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04 Costs and Expenses. (a) The Borrower agrees to pay within 20 days of demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of one counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement against the Borrower (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of its rights under this Section 8.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and out of pocket fees and disbursements of one counsel to such Indemnified Party and its Related Parties) incurred by or asserted or awarded against any Indemnified Party or such Indemnified Party’s Related Parties, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, material breach of its obligations under this Agreement or willful misconduct of such Indemnified Party or its Related Parties. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors, an Indemnified Party, a Related Party or any other Person (except for any disputes among any Indemnified Party and its Related Parties), whether or not any Indemnified Party or Related Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.06 as a result of a demand by the Borrower pursuant to Section 2.19, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 8.05 Binding Effect. (a) Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article III, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of an original manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.06 Assignments and Participations. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment of a particular Class and/or the Advances of a particular Class at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Agent and, so long as no Event of Default under Section 6.01(a) or 6.01(e) has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances and/or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless:

(x) an Event of Default under Section 6.01(a) or 6.01(e) has occurred and is continuing at the time of such assignment or any Advances have been accelerated in accordance with Section 6.01, or

(y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (provided that, in the case of an assignment of a Commitment, unless the Borrower shall have otherwise consented to such assignment, the applicable Lender shall remain obligated to fund any portion of such Commitment not funded by any Affiliate of a Lender or an Approved Fund);

provided that the Borrower shall be deemed to have consented to any such assignment made after the Closing Date unless it shall object thereto by written notice to the Agent within five Business Days after having received notice thereof pursuant to clause (iv) below; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitments or Advances if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire. The Agent shall notify the Borrower of each Assignment and Assumption within three Business Days of receipt thereof.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Commitment. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to consent from the Borrower where required and acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to obtain any Confidential Information except in accordance with Section 8.06(e), or approve or disapprove any amendment or waiver of any provision of this Agreement or any Note or any consent or withholding of consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

The Borrower agrees that each participant shall be entitled to the benefits of, and subject to the limitations of, Section 2.11 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment, provided that, such participant shall not be entitled to receive any greater payment under Section 2.11 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation is made with the Borrower’s prior written consent, and that no participant shall be entitled to the benefits of Section 2.14 unless such participant complies with Section 2.14(f) as if it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a nonfiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower and the Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation upon the terms and subject to the conditions of this Agreement. Upon the reasonable request of the Agent or the Borrower, each Lender shall promptly provide to the Agent or the Borrower, as the case may be, the identity of such Lender’s participants and the aggregate amount of the participation interests held by each such participant and its Affiliates as set forth on the Participant Register maintained by such Lender, as of the date specified in such request.

(e) Sharing of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.06, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall enter into a binding agreement enforceable by the Borrower containing provisions to preserve the confidentiality of any Confidential Information relating to the Borrower or any of its Affiliates received by it from such Lender, at least as favorable to the Borrower as Section 8.07.

(f) Certain Pledges. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a central bank having jurisdiction over such Lender or to a Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 8.07 Confidentiality; PATRIOT Act. (a) Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (i) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors on a “need to know” basis and subject to the requirements of Section 8.06(e), to actual or prospective assignees and participants, (ii) as required by any law, rule or regulation or judicial process, (iii) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions or self regulatory authority, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder and (vi) with the consent of the Borrower. In the case of a disclosure pursuant to clause (ii) above, the disclosing party agrees, to the extent practicable and permitted by applicable law, to promptly notify the Borrower prior to such disclosure and to request confidential treatment.

(b) The Borrower agrees to maintain the confidentiality of any information relating to a rate provided by a Reference Bank, except (i) to its officers, directors, employees, agents, advisors or affiliates on a “need to know” basis, (ii) as required by any law, rule or regulation or judicial process, (iii) as requested or required by any state, federal or foreign authority or examiner or regulatory authority, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder and (v) with the consent of the applicable Reference Bank. In the case of a disclosure pursuant to clause (ii) above, the disclosing party agrees, to the extent practicable and permitted by applicable law, to promptly notify the applicable Reference Bank prior to such disclosure and to request confidential treatment.

(c) Each of the Lenders hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow it to identify the Borrower in accordance with the PATRIOT Act.

Section 8.08 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York; provided, that the laws of Delaware shall govern in determining (i) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, (ii) whether a Target Material Adverse Effect or an Acquiror Material Adverse Effect has occurred and (iii) compliance with any Acquisition Agreement Representations.

Section 8.09 Jurisdiction, Etc. (a) Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any Note or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Waiver of Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any Note in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law. The Borrower hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon the Corporate Secretary of the Borrower at 208 S. Akard Street, 18th Floor, Dallas, Texas 75202 (the “Process Agent”) and the Borrower hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process.

Section 8.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 8.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by any debtor relief laws, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 8.11 Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 8.12 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AT&T INC.

By	/s/ Jonathan P. Klug
	Name:	Jonathan P. Klug
	Title:	Senior Vice President and Treasurer

JPMORGAN CHASE BANK, N.A.,
as Agent

By	/s/ Peter B. Thauer
	Name:	Peter B. Thauer
	Title:	Managing Director

Initial Lenders

JPMORGAN CHASE BANK, N.A.,
as Initial Lender

By	/s/ Peter B. Thauer
	Name:	Peter B. Thauer
	Title:	Managing Director

BANK OF AMERICA, N.A.,
as Initial Lender

By	/s/ Eric Ridgway
	Name:	Eric Ridgway
	Title:	Director

[Signature Page to Credit Agreement]

SCHEDULE I

COMMITMENTS

Name of Initial Lender	Tranche 1 Commitments	Tranche 2 Commitments
JPMorgan Chase Bank, N.A.	$18,750,000,000	$6,250,000,000
Bank of America, N.A.	$11,250,000,000	$3,750,000,000
Total Commitments	$30,000,000,000	$10,000,000,000

SCHEDULE 5.02(a)

EXISTING LIENS

None.

EXHIBIT A - FORM OF

NON-NEGOTIABLE PROMISSORY NOTE

U.S.$	Dated: , 20

FOR VALUE RECEIVED, the undersigned, AT&T Inc., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                  (the “Lender”) for the account of its Applicable Lending Office the principal sum of U.S.$[amount of the Lender’s Tranche [1][2] Commitment in figures] or, if less, the principal amount of the Tranche [1][2] Advances made by the Lender to the Borrower pursuant to the $40,000,000,000 Term Loan Credit Agreement dated as of October 22, 2016 among the Borrower, the Lender and certain other lenders parties thereto and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) on the dates and in the amounts specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Tranche [1][2] Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Tranche [1][2] Advance are payable in lawful money of the United States of America to the Agent at the Agent’s Account, in same day funds. Each Tranche [1][2] Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of a Tranche [1][2] Advance by the Lender to the Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

AT&T INC.

By
Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B-1 - FORM OF NOTICE OF

BORROWING

JPMorgan Chase Bank, N.A., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

[Date]

Attention: [●]

Ladies and Gentlemen:

The undersigned, AT&T Inc., a Delaware corporation (the “Borrower”), refers to the $40,000,000,000 Term Loan Credit Agreement, dated as of October 22, 2016 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, certain Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)    The Business Day of the Proposed Borrowing is         , 20    .

(ii)    The Proposed Borrowing constitutes a Tranche [1][2] Borrowing.

(iii)    The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iv)    The aggregate amount of the Proposed Borrowing is [$            ].

(v)    The proceeds of the Proposed Borrowing shall be funded to account maintained by the Borrower at          at its office at             , Account No.        .

[(vi)    The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is                 month[s].]

[(vii) The Borrower hereby instructs the Agent that each Eurodollar Rate Advance made as part of the Proposed Borrowing shall be continued for successive                  month Interest Periods until the Borrower shall give the Agent written notice at least five Business Days prior to the end of an Interest Period that, as of the end of such Interest Period, the applicable Eurodollar Rate Advances shall Convert into Base Rate Advances or shall be continued as Eurodollar Rate Advances having an Interest Period as so notified.]

Very truly yours,

AT&T INC.

By
Title:

EXHIBIT B-2 - FORM OF NOTICE OF

CONTINUATION / CONVERSION

JPMorgan Chase Bank, N.A., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

[Date]

Attention: [●]

Ladies and Gentlemen:

The undersigned, AT&T Inc., a Delaware corporation (the “Borrower”), refers to the $40,000,000,000 Term Loan Credit Agreement, dated as of October 22, 2016 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, certain Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.07(c) of the Credit Agreement that the undersigned hereby requests that the outstanding Eurodollar Rate Borrowing of Tranche [1][2] Advances having an Interest Period ending on             , 20     [be continued with an Interest Period of      month[s] [Convert to a Base Rate Borrowing].

Very truly yours,

AT&T INC.

By
Title:

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	AT&T Inc.

4.	Agent:	JPMorganChase Bank, N.A., as the Agent under the Credit Agreement

5.	Credit Agreement:	The $40,000,000,000 Term Loan Credit Agreement dated as of October 22, 2016 among AT&T Inc., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Agent, and the other agents parties thereto

6.	Assigned Interest:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Commitment / Advances for all Applicable Lenders[1]	Amount of Applicable Commitment/ Advances Assigned[1]	Percentage Assigned of Applicable Commitment/ Advances[2]		CUSIP Number
		Tranche [1][2]	$	$		%
		Tranche [1][2]	$	$		%
		Tranche [1][2]	$	$		%

[7. Trade Date:                     ]3

Effective Date:         , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[1]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and]4 Accepted:

[NAME OF AGENT], as Agent

By:
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By:
Title:

[4]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D - FORM OF

OPINION OF IN-HOUSE COUNSEL

FOR THE BORROWER

[Date]

To each of the Lenders party to the

$40,000,000,000 Term Loan Credit Agreement dated

as of October 22, 2016 among AT&T Inc.,

said Lenders and JPMorgan Chase Bank, N.A., as Agent for

said Lenders, and to JPMorgan Chase Bank, N.A., as Agent

Ladies and Gentlemen:

I am the [Senior Executive Vice President and General Counsel][Vice President, Associate General counsel and Assistant Secretary] of AT&T Inc., a Delaware corporation (the “Borrower”). I am providing this opinion to you pursuant to Section 3.02(f)(i) of the $40,000,000,000 Term Loan Credit Agreement, dated as of October 22, 2016 (the “Credit Agreement”), among the Borrower, the Lenders party thereto and JPMorganChase Bank, N.A., as Agent for said Lenders. Except as otherwise indicated, initially capitalized terms used in this opinion without definition shall have the meanings assigned to such terms in the Credit Agreement.

In my capacity as [Senior Vice President and General Counsel][Vice President, Associate General counsel and Assistant Secretary], I have reviewed or been made aware of the terms of those corporate and other records and documents I considered appropriate, including the Credit Agreement.

As to certain matters of fact, I have relied upon (i) representations of the Borrower set forth in, and the certificates of public officials and certain officers of the Borrower delivered pursuant to, the Credit Agreement and (ii) oral or written statements and representations of individuals upon whom I believe I am justified in relying. As to certain opinions expressed herein, I have relied on the opinions of members of my staff upon whom I believe I am justified in relying.

I have also examined or caused to be examined such other instruments and have made or directed to be made such other investigations as I have deemed necessary in connection with the opinions set forth below. With respect to my consideration of those questions of law that I have considered relevant for this opinion, I have relied upon the certifications, representations, opinions and conclusions of law of various attorneys in the AT&T legal department with responsibility, in whole or in part, for the areas that are the subject of the opinions set forth herein.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons executing agreements, instruments or documents, the completeness and authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies.

On the basis of such analysis, my reliance upon the assumptions in this opinion and my consideration of such questions of law that I considered relevant, and subject to the limitations and qualifications in this letter, I am of the opinion that:

1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

2. The Credit Agreement has been duly authorized, executed and delivered, and constitutes a legal, valid and binding instrument enforceable against the Borrower in accordance with its terms.

3. Neither the execution and delivery of the Credit Agreement or the issuance of the Notes, nor the consummation of any other of the transactions therein contemplated, nor the fulfillment of the terms thereof will conflict with, result in a breach of, or constitute a default under, the charter or bylaws of the Borrower or the terms of any indenture or other agreement or instrument known to me and to which the Borrower is a party or by which the Borrower is bound, or any applicable law, order or regulation constituting Included Laws known to me to be applicable to the Borrower of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Borrower.

4. No order, consent, authorization, approval, registration or qualification of or with any governmental agency or body having jurisdiction over the Borrower is required under any of the Included Laws for the due execution, delivery and performance by the Borrower of the Credit Agreement and the Notes.

5. The form and terms of the Notes have been duly authorized and established by all necessary corporate action, and, when executed and delivered, will constitute valid and legally binding obligations of the Borrower.

6. To the best of my knowledge, there is no pending or overtly threatened action, suit or proceedings against the Borrower or any of its Subsidiaries, as such term is defined in the Credit Agreement, before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or, if likely to have a materially adverse effect upon the financial condition or operations of the Borrower, that is not disclosed in a filing by the Borrower with the Securities and Exchange Commission.

I am an attorney admitted to practice in the laws of the State of Texas. I express no opinion as to the laws of any other jurisdiction other than Included Laws. I have made no special investigation or review of any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”), other than a review of: (i) the Laws of the State of New York, (ii) federal law and (iii) the Delaware General Corporation Law, in each case to the extent such Laws are known to me to be applicable to the Borrower or, in my experience, normally applicable to transactions of the type contemplated by the Credit Agreement (the

“Included Laws”). The term “Included Laws” excludes (a) laws of any counties, cities, towns, municipalities and special political subdivisions and agencies thereof; (b) state securities laws or Blue Sky laws; (c) Laws relating to land use, zoning and building code issues, taxes, environmental issues, intellectual property issues and antitrust issues.

The matters expressed in Paragraphs 2 and 5 are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered a proceeding in equity or in law); and (iii) securities Laws and public policy underlying such Laws with respect to indemnification and contribution.

I express no opinion with respect to Section 8.12 of the Credit Agreement, pursuant to which each party to the Credit Agreement acknowledges that any liability of any EEA Financial Institution arising under the Credit Agreement may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by, the Bail-In Legislation, or the effect of the definition of “Defaulting Lender” in Section 1.01 on the enforceability of the obligations of the Borrower under the Credit Agreement.

For purposes of this letter, the phrase “to my knowledge” or words to that effect mean the actual knowledge of the attorneys in the AT&T legal department who have worked on the Credit Agreement or who are primarily responsible for providing a response to a particular opinion or confirmation expressed above.

A copy of this opinion letter may be delivered by any of you to any Person who becomes a Lender in accordance with the provisions of the Credit Agreement. Any such Person may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such Person on the date hereof.

This letter is furnished by me as [Senior Executive Vice President and General Counsel][Vice President, Associate General counsel and Assistant Secretary] and may be relied upon only by you or any person entitled to rely on this opinion pursuant to the preceding paragraph in connection with the transactions contemplated by the Credit Agreement and the issuance of the Notes. This letter is my opinion as to certain legal conclusions specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. This opinion may not be used or relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose or by any other person, nor may copies be delivered to any other person without in each instance my prior written consent. Notwithstanding the foregoing, you may show this opinion to any governmental authority pursuant to requirements of applicable law or regulations. This letter is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters. The opinions expressed herein are tendered as of the date hereof. I expressly disclaim any responsibility to advise you or any governmental authority, or make any investigations, of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this letter that might affect the opinions expressed herein.

Very truly yours,

EXHIBIT E-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the $40,000,000,000 Term Loan Credit Agreement dated as of October 22, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AT&T Inc., each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 20[    ]

EXHIBIT E-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the $40,000,000,000 Term Loan Credit Agreement dated as of October 22, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AT&T Inc., each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT E-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the $40,000,000,000 Term Loan Credit Agreement dated as of October 22, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AT&T Inc., each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT E-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the $40,000,000,000 Term Loan Credit Agreement dated as of October 22, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AT&T Inc., each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]